Eos Energy Enterprises, Inc.
3920 Park Avenue / Edison, NJ 08820
1 732 225 8400
eose.com

December 29th, 2021

John Tedone
via e-mail

Dear Jay,

My fellow team members at Eos and I find your education and experience unique among candidates. We are impressed with your background, as well as your practical experience. There is much work to be completed launching a new energy technology, and we look forward to you making significant contributions to this effort with us here. Therefore, Eos Energy Enterprises, Inc. (the "Company"), is pleased to offer you a position on the following terms:

Position

You will be our Chief Accounting Officer, reporting to Randy Gonzales, CFO. You will work cross functionally with professionals in Finance, Engineering, R&D, Quality and Safety and Manufacturing. Your specific role in this group at the outset will be to oversee accounting operations and financial reporting and develop the team and structure required for a publicly traded company. The principle place of employment will be Coventry, Connecticut.

Period Of Engagement

Your employment with the Company will be at will, and either you or the Company may terminate the relationship for any reason. Your start date will be no later than February 14th, 2022.

Cash Compensation

This position offers a biweekly salary of $9,615.38, which is the equivalent of $250,000.00 on an annual basis.

Incentive Compensation

You are eligible to participate in the Employee Bonus Program, with a Target Incentive (TI) of 25% of your base earnings. More details on the 2021 Incentive Program will be provided after your start date.

Equity Compensation

Subject to approval by the Board of Directors (or applicable committee thereof), the Company will grant to you 50,000 Restricted Stock Units (as defined in the Plan) that will vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to your continued employment with the Company through each applicable vesting date. The Restricted Stock Units will be issued in accordance with the Plan and will be evidenced by and subject to an award agreement entered into by you and the Company. You will also be eligible to participate in any future equity programs established by the Company following your start date and onwards.

Benefits

+ Paid Time Off (PTO). You will be entitled to four weeks of paid personal time off per year, accruing at the rate of 6.16 hours per pay period.

- Health Insurance. You will be eligible to participate in the companies' group health and welfare plans on the first of the month following your hire date.
- 401k. Eligibility for participation in the 401k plan begins after 3 months of employment.

Contingencies

This offer of employment is extended contingent upon the following criteria being met:

- Compliance with the Immigration Reform and Control Act of 1986. Documentation to support authorization to work in the United States must be submitted within the first three days of employment.
- E-Verify Confirmation. Confirmation from U.S Citizenship and Immigration Services of US work authorization.
- Background Investigation. Successful completion of a background investigation.
- Non-disclosure, Assignment, and Non-solicitation Agreement. Signature certifying and acknowledging the terms on the above-named agreement, a copy of which is attached.

At-Will Employment

Employment with the company is for no specified term and constitutes "at-will" employment. Any representation to the contrary is unauthorized and not valid unless in writing and signed by a duly authorized representative of the company. Accordingly, employment may be terminated at any time, with or without good cause or for any or no cause, at the option of the employee or at the option of the company, with or without notice.

Non-Competition Covenant

(a) While engaged by the Company and for a period of 12 months after the termination of your engagement with the Company, you will not engage in or carry on, directly or indirectly, either individually or as a partner or member of a partnership or limited liability company or as a stockholder, investor, principal officer or director of a corporation (other than the Company or a parent, subsidiary, affiliate or successor of the Company), or as an agent, principal associate or consultant of any person, partnership, corporation or other entity (other than the Company or a parent, subsidiary, affiliate, or successor of the Company), any business which is substantially the same or in competition with that carried on by the Company and its affiliates.

(b) The provisions of subparagraph (a) shall survive the termination of this Agreement.

(c) You agree that the remedy of law for any breach by you of this section will be inadequate and that the Company shall be entitled to injunctive relief.

Exclusions

If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions and covenants without including any of such which may be hereafter declared invalid, void or unenforceable. Further, you and the Company agree that, should any disagreement arise in the interpretation of any such term, provision or covenant as applied to any set of facts, such disagreement shall be resolved by interpreting and, if necessary, modifying such term, provision or covenant to accomplish the intent of the parties hereto to the extent legally permissible.

Final Agreement

Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties as well as the Company's personnel and consulting policies and procedures may change from time to time, the nature of your engagement may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Confidentiality Of Terms

You agree to follow the Company's strict policy that consultants or employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

Entire Agreement

This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by all of the parties hereto.

Cumulative Rights

Each and all of the various rights, powers and remedies of each of the parties to this Agreement shall be considered as cumulative with and in addition to any other rights, powers or remedies of such party, and not one of them shall be considered as exclusive of any other rights, powers and remedies allows by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the duplicate original of this letter and returning them to me. This offer is valid for three business days after the date of this letter.

We welcome you to our team and look forward to working together.

Kind regards,

Peter Boyle
Chief People Officer
Eos Energy Storage

I have read and accept this engagement letter agreement:

John Tedone 01-05-2022
Dated

EMPLOYEE NONDISCLOSURE, ASSIGNMENT AND NON-SOLICITATION AGREEMENT

This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with EOS ENERGY STORAGE LLC, a Delaware limited liability company (the "***Company***").

1. Duties. In return for the compensation now and hereafter paid to me, I will perform such duties for Company as Company may designate from time to time. During my employment with Company, I will devote my best efforts to the interests of Company, will not engage in other employment or in any conduct in direct conflict with Company's interests that would cause a material and substantial disruption to Company and will otherwise abide by all of Company's policies and procedures. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

2. "Proprietary Information" Definition. "***Proprietary Information***" includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Company Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide rights in and to the Proprietary Information are the property of Company, Company's assigns, Company's customers and Company's suppliers, as applicable. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company

4. "Innovations" Definition. In this Agreement, "***Innovations***" means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5. Disclosure and License of Prior Innovations. I have listed on Exhibit A, attached hereto all Innovations relating in any way to Company's business or demonstrably anticipated research and development or business (together, the "***Business***"), which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the "***Prior Innovations***"). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A. If nothing is listed on Exhibit A, I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company's designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice within the scope of my employment with Company (the "***Company Innovations***"). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company's prior written consent.

6. Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will assign to Company or Company's designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company's successors in interest, or any of Company's customers. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company's business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company's equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.

7. Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me within the scope of my employment with Company and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.

8. Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company's duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted

acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

9. Return of Materials. At any time upon Company's request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

10. No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

11. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

12. No Solicitation of Employees. During my employment with Company and for one (1) year thereafter (such period commencing on the date hereof is hereinafter referred to as the "***Restricted Period***"), I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

13. No Solicitation of Customers. During the Restricted Period, I will not, directly or indirectly, for my own account or as proprietor, stockholder, member, partner, director, officer, agent or otherwise for or on behalf of any person or entity other than Company, sell or broker, offer to sell or broker, contact or solicit any orders for services related to the Business from any person or entity which was a customer of Company during the Measuring Period (as defined below). For purposes of this Agreement, "customers of Company" means and includes (1) any and all persons or entities which, during your employment with Company, (x) have done business with Company or (y) have been contacted by Company for the purpose of purchasing Company's services, and (2) all persons or entities which control, or are controlled by, the same person or entity which controls, any such customer of Company. For purposes of this Agreement, "customers" includes brokers and referral sources of customers. The "***Measuring Period***" shall be the twelve (12) month period preceding the date of termination of your employment with Company or the actual term of your employment with Company if such period is less than twelve (12) months.

14. No Disparagement. During my employment with Company and after the termination thereof, I will not disparage Company, its products, services, agents or employees.

15. Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.

16. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company's records or such other address as I may provide in writing. Notices to Company shall be sent to Company's Human Resources Department or to such other address as Company may specify in writing.

17. Governing Law; Forum. This Agreement shall be governed by the laws of the United States of America and by the laws of the State of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Delaware, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Delaware, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

18. Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

19. Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

20. Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

COMPANY	EMPLOYEE:
EOS ENERGY STORAGE LLC	
By: ______________________	By: [signature]
Title ______________________	Name: John J. Tedone
Dated: ______________________	Dated: 01-05-2022

Exhibit A

PRIOR INNOVATIONS

Check one of the following:

☑ NO SUCH PRIOR INNOVATIONS EXIST.

OR

☐ YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):